EXHIBIT 4.1

EXECUTION COPY

VSOURCE, INC.

SERIES 4-A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

Dated as of October 23, 2002

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	4.1	Representations and Warranties.	14
	4.2	Performance.	14
	4.3	Compliance Certificate.	14
	4.4	Secretary's Certificate.	14
	4.5	Certificate of Designation.	14
	4.6	Permits, Qualifications and Consents.	14
	4.7	Proceedings and Documents.	14
	4.8	Opinion of Company Counsel.	15
	4.9	Stockholders Agreement.	15
	4.10	Convertible Securities Exchange Agreement.	15
	4.11	Amended Bylaws.	15
	4.12	Board of Directors.	15
	4.13	Key Person Life Insurance.	15
	4.14	Exchange of Securities.	15
	4.15	Outstanding Convertible Securities and Series B Warrants.	15
	4.16	Registration Rights Agreement.	16
	4.17	Schedule of Exceptions.	16
5	Conditions to Investors' Obligations at the Second Closing.		16
	5.1	Achievement of Second Closing Milestone.	16
6	Conditions to the Company's Obligations at Each Closing.		17
	6.1	Representations and Warranties.	17
	6.2	Payment of Purchase Price.	17
7	Miscellaneous.		17
	7.1	Survival of Representations, Warranties and Covenants.	17
	7.2	Successors and Assigns.	17
	7.3	Use of Proceeds.	17
	7.4	Governing Law; Venue.	18
	7.5	Acknowledgment.	18
	7.6	Counterparts.	19
	7.7	Titles and Subtitles.	19
	7.8	Notices.	19
	7.9	Finder's Fee.	9
	7.10	Expenses.	19
	7.11	Amendments and Waivers.	19
	7.12	Severability.	20
	7.13	Indemnification.	20
	7.14	Reverse Stock Split.	21
	7.15	Further Assurances.	21
	7.16	Entire Agreement.	21
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SCHEDULES AND EXHIBITS

SCHEDULE 1	SCHEDULE OF INVESTORS
SCHEDULE 2	SCHEDULE OF EXCEPTIONS
SCHEDULE 3	PRE-FIRST CLOSING CAPITALIZATION CHART
EXHIBIT A	CERTIFICATE OF DESIGNATION
EXHIBIT B	FORM OF WARRANT
EXHIBIT C	OPINION OF COUNSEL
EXHIBIT D	STOCKHOLDERS AGREEMENT
EXHIBIT E	CONVERTIBLE SECURITIES EXCHANGE AGREEMENT
EXHIBIT F	AMENDED BYLAWS
EXHIBIT G	REGISTRATION RIGHTS AGREEMENT

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VSOURCE, INC.

SERIES 4-A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

            THIS SERIES 4-A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is made as of October 23, 2002 by and among Vsource, Inc., a Delaware corporation (the "Company"), the purchasers initially listed on Schedule 1 hereto (the "Initial Investors"), and each other purchaser who becomes a party to this Agreement pursuant to the provisions of Section 1.2(d) hereof (the "Additional Investors", and together with the Initial Investors, the "Investors").

            Whereas, the Company desires to issue to the Investors, and the Investors desire to purchase from the Company, certain of the Company's equity securities on the terms and conditions set forth in this Agreement; and

            Whereas, in connection with this share sale and purchase, the Company is engaging in a series of related transactions which are designed to simplify the Company's overall capital structure;

            Now, therefore, the parties hereby agree as follows:

1.            Purchase and Sale of Stock and Warrants.

            1.1   Sale and Issuance of Series 4-A Preferred Stock and Warrants.

                        (a)   The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the First Closing (as defined below) the Certificate of Designation in the form attached hereto as Exhibit A (the "Certificate of Designation").

                        (b)   On or prior to the First Closing, the Company shall have authorized (i) the sale and issuance to the Investors of the Series 4-A Convertible Preferred Stock, par value U.S.$0.01 per share (the "Series 4-A Preferred Stock"), (ii) the sale and issuance to the Investors of warrants, in the form of Exhibit B hereto (each, a "Warrant"), to purchase common stock, par value U.S.$0.01 per share, of the Company (the "Common Stock") at an exercise price of U.S.$0.01 per share, and (iii) the issuance of the shares of Common Stock to be issued upon conversion of the Series 4-A Preferred Stock and the exercise of the Warrants. The Series 4-A Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designation.

                        (c)   The shares of Common Stock issuable upon conversion of the Series 4-A Preferred Stock are sometimes herein referred to as the "Conversion Shares". The shares of the Company's Common Stock issuable upon exercise of the Warrants are referred to herein as the "Warrant Shares". The Series 4-A Preferred Stock, Conversion Shares, Warrants and Warrant Shares are sometimes herein referred to collectively as the "Securities".

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            1.2   Closings.

                        (a)   Closings Generally. Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at each Closing and the Company agrees to sell and issue to each Investor at each Closing, that number of shares of the Company's Series 4-A Preferred Stock and Warrants set forth opposite such Investor's name on Schedule 1 hereto for the relevant Closing at the purchase price set forth thereon.

                        (b)   First Closing. The first purchase and sale of the Series 4-A Preferred Stock and Warrants shall take place at the offices of Morrison & Foerster, 21st Floor, Entertainment Building, 30 Queen's Road Central, Hong Kong at or before 3 p.m. Hong Kong time on October 25, 2002, or at such other time and place as the Company and the Initial Investors mutually agree upon orally or in writing (which time and place are designated as the "First Closing"). At the First Closing, the Company shall deliver to each Initial Investor certificates representing the Series 4-A Preferred Stock and Warrants that such Initial Investor is purchasing at the First Closing against payment of the purchase price therefor (less the Retained First Closing Purchase Price which is defined in Section 7.14 herein) by certified check, wire transfer or any combination thereof.

                        (c)   Second Closing. If the Company achieves the Second Closing Milestone, and determines in its sole discretion to deliver to the Initial Investors a Second Closing Milestone Notice, as defined in Section 5.1 of this Agreement, and has satisfied all of the other closing conditions set forth in Section 5 of this Agreement, then a second purchase and sale of the Series 4-A Preferred Stock and Warrants, for such number of shares and Warrants as listed on Schedule 1 hereto (the "Second Closing"), shall take place on a date mutually agreed by the Initial Investors and the Company not later than sixty (60) Business Days from the date of the Second Closing Milestone Notice. In this Agreement, "Business Day" means any day except a Saturday, Sunday, a statutory public holiday in Hong Kong or other day on which commercial banks in Hong Kong are authorized or permitted by law to close. At the Second Closing, if any, the Company shall deliver to each participating Initial Investor certificates representing the Series 4-A Preferred Stock and Warrant that such Initial Investor is purchasing at the Second Closing against payment of the purchase price therefor by certified check, wire transfer or any combination thereof. The Second Closing shall take place at the offices of Morrison & Foerster, 21st Floor, Entertainment Building, 30 Queen's Road Central, Hong Kong or at such other place as the Company and Initial Investors mutually agree upon orally or in writing. For the avoidance of doubt, the Company shall not be obligated to offer or sell Series 4-A Preferred Stock or Warrants pursuant to this Section 1.2(c) unless and until it has delivered a Second Closing Milestone Notice.

                        (d)   Additional Closings. Subject to the Initial Investors' right of first refusal set forth in Section 1.2(e), the Company may offer and sell up to the balance of the authorized number of shares of Series 4-A Preferred Stock not sold at the First Closing and the Second Closing (but not any authorized but unissued warrants) to such purchasers as it shall select, subject to the following conditions: (i) it shall first obtain the consent of the Initial Investors, which consent shall not be unreasonably withheld; (ii) such shares shall be sold at a price not less than the price per share paid at the First Closing; and (iii) such additional purchaser or purchasers

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shall subscribe for, in the aggregate, not more than 50% of the number of Series 4-A Preferred Stock subscribed for by the Initial Investors in the aggregate at the First Closing and the Second Closing (regardless of whether the Second Closing actually occurs). Any such purchaser shall execute and deliver a counterpart signature page to, and thereby, without further action by any Initial Investor, become a party to and be deemed an Additional Investor under, this Agreement (except with respect to Sections 1.2(b) and (c) above), the Stockholders Agreement (as defined below) and the Registration Rights Agreement (as defined below), and all schedules and exhibits hereto and thereto shall automatically be updated to reflect such Additional Investor as a party hereto and thereto, and the shares sold to such Additional Investors shall not be subject to the preemptive rights set forth in Article X of the Certificate of Designation. The closing of the purchase and sale of three-fourths (3/4's) of the aggregate amount of the Series 4-A Preferred Stock to be sold to such Additional Investors shall be consummated not later than the date falling sixty (60) days after the First Closing, and the closing of the purchase and sale of the remaining one-fourth (1/4) of such Series 4-A Preferred Stock shall be consummated on the date of the Second Closing (collectively, the "Additional Closings"). At the Additional Closings, if any, the Company shall deliver to each Additional Investor a certificate representing the Series 4-A Preferred Stock that such Additional Investor is purchasing against payment of the purchase price therefor by certified check, wire transfer or any combination thereof. The Additional Closings shall take place at the offices of Morrison & Foerster, 21st Floor, Entertainment Building, 30 Queen's Road Central, Hong Kong at or before 3 p.m. Hong Kong time on the dates specified above (each such time and place, together with the First Closing and the Second Closing and any First Refusal Closing (as defined below), are designated as a "Closing").

                        (e)   Right of First Refusal. If the Company proposes to sell any shares of Series 4-A Preferred Stock pursuant to an offer from an additional purchaser or purchasers as provided in Section 1.2(d), the Company must first give each Initial Investor written notice of the number of shares to be sold and the proposed date of sale (the "First Refusal Notice"). The Initial Investors will have thirty (30) days from the date of the First Refusal Notice to agree to purchase all, but not less than all, of the shares offered by the Company in the First Refusal Notice at the per share purchase price paid in the First Closing, by giving written notice to the Company specifying the allocation of such shares among the Initial Investors. The closing of any such sale to each Initial Investor will occur on the date specified in the First Refusal Notice (a "First Refusal Closing"), at which time the Company shall deliver to each Initial Investor a certificate representing the Series 4-A Preferred Stock that such Initial Investor is purchasing against payment of the purchase price therefor by certified check, wire transfer or any combination thereof. The First Refusal Closings shall take place at the offices of Morrison & Foerster, 21st Floor, Entertainment Building, 30 Queen's Road Central, Hong Kong. If the Initial Investors fail to exercise this right of first refusal to purchase all of the offered shares of Series 4-A Preferred Stock within the ten day period specified above, the Company may sell such shares to the additional purchaser or purchasers in accordance with Section 1.2(d).

2.            Representations and Warranties of the Company. As used herein, (i) any reference to any event, change or effect being "material" with respect to the Company or any Subsidiary (as defined herein) means an event, change or effect which is material in relation to the financial condition, properties, business, operations, assets or results of operations of the Company and

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each Subsidiary, taken as a whole, and (ii) the term "Material Adverse Effect" on the Company means a material adverse effect on the financial condition, properties, business, operations, assets, results of operations or prospects of the Company and its Subsidiaries, taken as a whole. As of each Closing, the Company hereby represents and warrants to, and covenants with, each Investor, except as set forth on the Schedule of Exceptions attached as Schedule 2 (as the same is updated and amended for each Closing), which shall be delivered to such Investor at each Closing in which such Investor participates (the "Schedule of Exceptions"), which exceptions shall be deemed to be representations and warranties as if made hereunder, as follows:

            2.1   Organization and Standing. The Company has been duly incorporated, is validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to conduct its business in the manner presently conducted and to enter into and perform its obligations under this Agreement, the Stockholders Agreement, the Convertible Securities Exchange Agreement (as defined below), the Warrants and the Certificate of Designation. The Company and each of the Subsidiaries is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect. The Company is not required to register as an "investment company" within the meaning of the Investment Company Act of 1940. The Company has made available to the Investors a true, complete and correct copy of the Company's certificate of incorporation, certificates of designation and bylaws and the constitution documents of each Subsidiary, each as amended to date (collectively, the "Organizational Documents"). The Organizational Documents are in full force and effect.

            2.2   Capitalization.

                        (a)   Authorized Capital. The authorized capital of the Company consists, or will consist immediately prior to the First Closing, of:

                                    (i)   Preferred Stock. 5,000,000 shares of preferred stock, par value U.S.$0.01 per share, of which (i) 2,802,000 shares have been designated Series 1-A Convertible Preferred Stock (the "Series 1-A Preferred Stock"), 1,436,055 of which are issued and outstanding, (ii) 1,672,328 shares have been designated Series 2-A Convertible Preferred Stock (the "Series 2-A Preferred Stock"), 1,127,867 of which are issued and outstanding, (iii) 500,000 shares have been designated Series 3-A Convertible Preferred Stock (the "Series 3-A Preferred Stock"), none of which is issued and outstanding, and (iv) 25,000 shares have been designated Series 4-A Preferred Stock, all of which may be sold pursuant to this Agreement, the Convertible Securities Exchange Agreement (as defined below) and the Offer (as defined in the Stockholders Agreement). The rights, privileges and preferences of the Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 3-A Preferred Stock are as stated in the Organizational Documents, and the rights, privileges and preferences of the Series 4-A Preferred Stock are as stated in the Certificate of Designation.

                                    (ii)   Common Stock. 500,000,000 shares of Common Stock, of which 35,056,373 shares are issued and outstanding, and the full number of shares of Common Stock that shall be deliverable upon the conversion, in accordance with the Certificate of

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Designation, of all shares of Series 4-A Preferred Stock that may be issued and outstanding from time to time have been reserved to meet the obligations of the Company in respect of the Conversion Shares and the Warrant Shares. The chart attached to this Agreement as Schedule 3 is a true representation of the authorized capital of the Company immediately prior to the First Closing on a fully diluted basis.

                        (b)   Authorization. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company have been issued in violation of the preemptive or other similar rights of any person or in violation of any applicable securities laws or regulations. Except as described in the Schedule of Exceptions or as contemplated by this Agreement, immediately prior to the First Closing there are no shares of capital stock or other securities of the Company or any Subsidiary (i) reserved for issuance or (ii) subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or other instruments outstanding or in effect giving any person the right to acquire any shares of capital stock or other securities of the Company or any Subsidiary or any commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any Subsidiary. Except as specified in the Schedule of Exceptions or as contemplated in this Agreement, immediately prior to the First Closing the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Company. The sale of the Securities are not subject to any preemptive rights or rights of first refusal and, when issued and delivered in compliance with the provisions of this Agreement, the Warrants and/or the Certificate of Designation, the Securities will be duly and validly issued, fully paid and nonassessable, and will be free of any Liens (as defined below), encumbrances or restrictions on transfer; provided, however, that (a) the Securities may be subject to restrictions on transfer under applicable securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed, and (b) the Securities may only be assigned in accordance with Section 3.7 hereof and the Stockholders Agreement.

                        (c)   Ownership by Initial Investors. Upon and immediately after the completion of the First Closing, the Series 4-A Preferred Stock issued to the Initial Investors shall represent at least 14.848% of the issued and outstanding Common Stock on a fully diluted basis (excluding the Warrant Shares), and upon and immediately after the completion of the Second Closing, if it occurs, the aggregate of the Series 4-A Preferred Stock issued to the Initial Investors at the First Closing and the Second Closing shall represent at least 18.664% of the issued and outstanding Common Stock on a fully diluted basis (excluding the Warrant Shares); provided, that any Common Stock or securities convertible or exchangeable into Common Stock issued after the First Closing, other than in connection with the Offer (as defined in the Stockholders Agreement), and, for the avoidance of doubt, any shares of Series 4-A Preferred Stock issued at an Additional Closing and Common Stock issued or issuable upon the conversion of such additional Series 4-A Preferred Stock, and any of the 1,761,724 shares of Common Stock issuable upon exercise or conversion of the convertible securities identified as "Other Warrants and Options" in Schedule 3 hereto, if and only if the exercise price or strike price of such Other Warrants and Options is higher than the market price of such Other Warrants and Options at the date of certification as provided in the Stockholders Agreement, shall not be included in determining the number of

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issued and outstanding shares of Common Stock on a fully diluted basis for purposes of this Section 2.2(c).

            2.3   Authorization of Agreements. This Agreement, the Stockholders Agreement, the Convertible Securities Exchange Agreement, the Registration Rights Agreement and the Warrants have been duly authorized, executed and delivered by the Company, and this Agreement, the Stockholders Agreement, the Convertible Securities Exchange Agreement, the Registration Rights Agreement and the Warrants constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification and contribution provisions contained in this Agreement, the Stockholders Agreement and the Registration Rights Agreement may be limited by applicable securities laws. The Board of Directors of the Company has duly approved the Certificate of Designation.

            2.4   Absence of Defaults and Conflicts. Except as set forth in the Schedule of Exceptions, the Company is not in violation or default of any provision of its Organizational Documents or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound in writing, or, to the best of its knowledge, of any provision of any statute, rule or regulation which is, to the best of the Company's knowledge, applicable to the Company, except for such violations or defaults which would not result in a Material Adverse Effect. The execution, delivery and performance of this Agreement, the Stockholders Agreement, the Convertible Securities Exchange Agreement, the Registration Rights Agreement and the Warrants, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties, except for such results which would not result in a Material Adverse Effect.

            2.5   Absence of Proceedings. Except as described in the Company's Amendment No. 2 to Annual Report on Form 10-K for the fiscal year ended January 31, 2002 (the "Form 10-K"), Quarterly Reports on form 10-Q filed since the date of the Form 10-K and any amendments thereto (the "Form 10-Qs") and Current Reports on Form 8-K filed since the date of the Form 10-K (the "Form 8-Ks", and together with the Form 10-K and the Form 10-Qs, the "Public Filings"), there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary which might reasonably be expected individually or in the aggregate to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the business, properties or assets of the Company or any Subsidiary or the consummation of the transactions contemplated in this Agreement, the Stockholders Agreement, the Convertible Securities Exchange Agreement,

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the Registration Rights Agreement or the Certificate of Designation or the performance by the Company of its obligations hereunder.

            2.6   Intellectual Property.

                        (a)   Intellectual Property. The term "Intellectual Property" means:

                                    (i)   trademark and service mark registrations and applications (collectively, "Marks");

                                    (ii)   trade secrets of the Company, as defined in the U.S. Uniform Trade Secrets Act (collectively, "Trade Secrets"); and

                                    (iii)   domain names and URL addresses for websites on the Internet or the World Wide Web ("Domain Names").

                        (b)   Intellectual Property Necessary for the Company's Business. To the knowledge of the Company, except as set forth in the Schedule of Exceptions, the Company owns or has a right to use all the Intellectual Property that is necessary for the operation of the business of the Company and its Subsidiaries as it is currently conducted, subject only to such exceptions and exclusions as in the aggregate are not material to the business, operations or prospects of the Company. Except as set forth in the Schedule of Exceptions, the Company has the right to use, without any payment to any third party in excess of U.S.$50,000 per year, all of such Intellectual Property.

                        (c)  Trademarks. To the knowledge of the Company,

                                    (i)   The Company and/or one or more of the Subsidiaries is the owner, licensor or licensee of all right, title, and interest in and to each of the Marks owned or licensed by the Company, free and clear of all Liens, and other adverse claims.

                                    (ii)   No such Mark has been or is now involved in any opposition, invalidation, or cancellation and no such action is threatened with respect to any of such Marks.

                                    (iii)   There is no trademark or service mark registration of any third party which potentially interferes with the use of such Marks.

                                    (iv)   No such Mark is infringed or has been challenged or threatened in any way by any other Person, nor does any such Mark used by the Company or any Subsidiary infringe or is alleged to infringe any trademark or service mark of any third party.

                        (d)   Trade Secrets. To the knowledge of the Company, the Company and/or one or more of the Subsidiaries has a right to use all Trade Secrets used in the conduct of the business of the Company. To the knowledge of the Company, such Trade Secrets are not part of the public knowledge or literature, and, to the knowledge of the Company, have not been used, divulged, or appropriated for the benefit of any third party (other than the Company or any Subsidiary or pursuant to a non-disclosure or license agreement). To the knowledge of the

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Company, no such Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

                        (e)   Domain Names. To the knowledge of the Company, the Company and/or one or more Subsidiaries is the owner of all right, title, and interest in and to, or is licensed to use, all of the Domain Names used in the conduct of the business of the Company and its Subsidiaries, free and clear of all Liens. Such Domain Names are registered with Network Solutions or such other agency or company duly authorized by relevant governmental entities to maintain such registry, and all fees due in respect of such registration have been paid.

            2.7   Subsidiaries. Except as set forth in the Schedule of Exceptions, each subsidiary of the Company, meaning any entity in which the Company, directly or indirectly, beneficially owns more than 50% of the equity interest in, or the voting control of, such company (each, a "Subsidiary"), is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties, conduct its business as and to the extent now conducted. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company or Subsidiaries wholly owned by the Company free and clear of all liens, charges, encumbrances, options, rights of preemption and third party rights whatsoever (collectively, "Liens").

            2.8   Liabilities. Except as set forth in the Schedule of Exceptions and except for potential Liabilities referred to in the Public Filings, neither the Company nor any Subsidiary has any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, choate or inchoate, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due ("Liability") (and, to the knowledge of the Company, there is no basis for any present or future action against it giving rise to any Liability) except for (i) Liabilities or obligations reflected or reserved against the balance sheet contained in the Financial Statements or the Interim Financial Statements (as defined herein) and (ii) current Liabilities incurred in the ordinary course of business not exceeding U.S.$2.1 million (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law) since the date thereof.

            2.9   Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly without the intervention of any person on behalf of the Company in such manner as to give rise to any valid claim by any person against the Investors (or any of them), the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

            2.10   SEC Filings. Except as disclosed in the Schedule of Exceptions, the Public Filings (including any financial statements or schedules included therein) and each other filing of the Company under the U.S. Securities Exchange Act of 1934, as amended (the "1934 Act"), made since January 31, 2002 complied with the requirements of the U.S. Securities Act of 1933, as amended (the "1933 Act"), or the 1934 Act, as the case may be, in all material respects. To the Company's knowledge, except as disclosed in the Schedule of Exceptions, the Company is in

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compliance in all material respects with (i) the 1933 Act, (ii) the 1934 Act, and (iii) all applicable rules and regulations of the U.S. Securities and Exchange Commission under the 1933 Act and the 1934 Act.

            2.11   Financial Statements. The restated audited consolidated financial statements of the Company as of and for the years ended January 31, 2000, 2001 and 2002 and the audited consolidated financial statements of NetCel360 Holdings Limited ("Holdings") as of and for the year ended December 31, 2000 (collectively, the "Financial Statements") and the unaudited consolidated financial statements of the Company as of and for the three months ended April 30, 2002 and July 31, 2002 (collectively, the "Interim Financial Statements"), which have been made available to the Investors, have been prepared in accordance with US generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto) and, except as set forth in the Schedule of Exceptions, present fairly in all material respects the consolidated financial condition and consolidated operating results of the Company or Holdings, as the case may be, of the dates and during the periods indicated therein in conformance with GAAP, subject, in the case of the Interim Financial Statements, to normal year-end adjustments, consistent with past practices. Except as set forth in the Financial Statements, the Interim Financial Statements, the Public Filings, the Schedule of Exceptions or arising in the ordinary course of business since July 31, 2002, as of the date hereof none of the Company nor any Subsidiary has (A) incurred any material liabilities of any nature (matured or unmatured, fixed or contingent) or (B) made any material disposal of assets, suffered any loss or material damage of any assets, waived any valuable rights, made any material change in any material contract to which it is a party or declared or paid any dividends.

            2.12   Tax Returns, Payments and Elections. The Company has filed all tax returns and reports as required by law except as set forth in the Schedule of Exceptions. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions, if any. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code.

            2.13   Non-Competition Agreements. Neither the Company nor any of its Subsidiaries is a party to any non-competition or other agreement or subject to any duty which prohibits or limits the ability of the Company or any Subsidiary (i) to engage in any line of business, (ii) to compete with any person, (iii) to carry on or expand the nature or geographical scope of the business of the Company or such Subsidiary anywhere in the world or (iv) to disclose any confidential information in the possession of the Company or any Subsidiary (any not otherwise generally available to the public), other than, in the case of (iv) only, any contract for the sale or purchase of goods or services or any non-disclosure agreement entered into in connection with the possible or actual sale or purchase of goods or services in the ordinary course of business, investments into or by the Company or in connection with the proposed or actual formation or operation of any joint

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venture, partnership, strategic alliance or similar arrangement that does not meet any other of the criteria set forth in this Section 2.13.

            2.14   Offering. Subject in part to the truth and accuracy of each Investor's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Series 4-A Preferred Stock and Warrants as contemplated by this Agreement are exempt from the registration requirements of the 1933 Act and will not result in a violation of the qualification or registration requirements of the applicable U.S. state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

            2.15   Certain Payments. Since their incorporation or organization, neither the Company nor any Subsidiary has, nor has any representative of Company or any Subsidiary, or to the knowledge of the Company or any other person associated with or acting for or on behalf of the Company or any Subsidiary, directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any Subsidiary.

            2.16   Government Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware; and (ii) such other U.S. federal or state securities filings as may be necessary, which filings will be timely effected after the relevant Closing.

            2.17   Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would have a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Securities, except such as has been duly and validly obtained or filed, or with respect to any filing that must be made after the First Closing, as will be filed in a timely manner.

            2.18   Absence of Stockholders Agreements. Except as set forth in the Schedule of Exceptions, there are no agreements in effect between the Company and any holders or class of holders of securities of the Company relating to such securities.

            2.19   Option Plans. Except as set forth in the Schedule of Exceptions, the Company has no plan, arrangement, scheme or agreement for the issuance of stock or options therefor to any of

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its employees, directors, officers or consultants other than its Employee Stock Purchase Plan and its 2001 Stock Options/Stock Issuance Plan.

            2.20   Maintenance of Insurance. The Company has maintained all insurance policies required by applicable law and by contractual obligation, including, without limitation, all insurance policies required to be kept in place pursuant to the Master Services Agreement, dated November 16, 2001, between Agilent Technologies Singapore (Sales) Ltd. and the Company's Cayman subsidiary, Vsource (CI) Ltd. (the "Cayman Subsidiary"), which has subsequently been novated to the Company's Malaysian subsidiary, Vsource (Malaysia) Sdn Bhd.

            2.21   Gateway Contract. With respect to the Support Services Agreement, dated October 24, 2001, among the Company, Gateway Japan Inc. ("Gateway") and the Cayman Subsidiary (the "Gateway Contract"), the Company has not materially failed to achieve the Service Levels (as such term is defined in the Gateway Contract) from June 1, 2002 to September 30, 2002 to an extent that would give Gateway the right to terminate the Gateway Contract pursuant to section 3.2(e)(ii) thereof.

            2.22   MSC Status. The Company's Subsidiary Vsource (Malaysia) Sdn Bhd has been granted and retains full Multimedia Super Corridor status.

            2.23   No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that the Company is not making any representation or warranty whatsoever, express or implied, to the Investors, except those representations and warranties contained in this Agreement.

            2.24   Reliance by Investors. The Company understands that the representations, warranties, covenants and acknowledgements set forth in this Section 2 constitute a material inducement to each Investor entering into this Agreement.

3.            Representations and Warranties of the Investors.

            Each Investor, severally but not jointly, represents and warrants to the Company as of the date of each Closing that:

            3.1   Authorization. Such Investor has full power and authority to enter into this Agreement, the Stockholders Agreement and the Registration Rights Agreement, and each such agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification and contribution provisions contained in this Agreement, the Stockholders Agreement and the Registration Rights Agreement may be limited by applicable U.S. federal or state securities laws.

            3.2   Purchase Entirely for Own Account. The Securities are being acquired for investment for such Investor's own account not as nominee or agent, and not with a view to the resale or distribution of any part thereof, subject to the understanding that each Initial Investor

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expects to transfer the Securities to a separate investment vehicle in the process of being formed by the Initial Investors jointly that will be managed by an affiliate of Capital International Asia CDPQ Inc, and that except for a transfer to such separate investment vehicle if and when formed, such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

            3.3   Disclosure of Information. Such Investor represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series 4-A Preferred Stock and Warrants and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

            3.4   Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series 4-A Preferred Stock and Warrants. If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Series 4-A Preferred Stock and Warrants.

            3.5   Accredited Investor; Non-U.S. Persons. If an Investor is resident in, or incorporated or organized under the laws of, the United States, such Investor is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect. If an Investor is not a resident in, or incorporated or organized under the laws of, the United States, such Investor (i) certifies that such Investor is not a "U.S. person" within the meaning of SEC Rule 902 of Regulation S, as presently in effect, and that such Investor is not acquiring the Securities for the account or benefit of any such U.S. person, (ii) agrees to resell the Securities only in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such Securities unless in compliance with the 1933 Act, (iii) agrees that any certificates for any Securities issued to such Investor shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act or pursuant to an available exemption from registration and that hedging transactions involving such Securities may not be conducted unless in compliance with the 1933 Act, and (iv) agrees that the Company is hereby required to refuse to register any transfer of any Securities issued to such Investor not made in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration.

            3.6   Restricted Securities. Such Investor understands that the Securities have not been and will not be registered or qualified in any state in which they are offered, and thus the Investor will not be able to resell or otherwise transfer his, her or its Securities unless they are registered under the 1933 Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

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            3.7   Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of its Securities unless and until:

                        (a)   There is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                        (b)   (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company that such disposition will not require registration of such shares under the 1933 Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

            Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor that is a partnership or limited liability company to a partner of such partnership or a member of such limited liability company or a retired partner of such partnership who retires after the date hereof or a retired member of such limited liability company who retires after the date hereof, or to the estate of any such partner, retired partner, member or retired member or the transfer by gift, will or intestate succession by any partner or member to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or member or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder.

            3.8   Legends. It is understood that the certificates evidencing the Securities may bear the following legend, in addition to any other legends that may be set forth in the Stockholders Agreement:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

            3.9   Reliance by Company. Such Investor understands that the representations, warranties, covenants and acknowledgements set forth in this Section 3 constitute a material inducement to the Company entering into this Agreement.

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            3.10   No Reliance on Others. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

4.            Conditions to Investors' Obligations at Each Closing.

            The obligations of each Investor under Section 1.2(a) of this Agreement with respect to each Closing at which such Investor purchases any shares of Series 4-A Preferred Stock and Warrants hereunder are subject to the fulfillment on or before such Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

            4.1   Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of such Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

            4.2   Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing, and delivery of any document, instrument or certificate by any officer of the Company required or furnished pursuant to this Section 4 shall have been duly authorized by the Company.

            4.3   Compliance Certificate. The Chief Financial Officer of the Company shall deliver to each Investor at such Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

            4.4   Secretary's Certificate. The Company shall deliver to each Investor at such Closing a certificate of the Secretary of the Company with respect to the Certificate of Designation, the Company's Bylaws and the resolutions of the Company's Board of Directors relating to the transactions contemplated hereby.

            4.5   Certificate of Designation. The Certificate of Designation shall have been duly filed with and accepted for filing by the Secretary of State of the State of Delaware.

            4.6   Permits, Qualifications and Consents. All permits, authorizations, approvals, consents or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the securities pursuant to this Agreement at such Closing shall be duly obtained and effective as of such Closing.

            4.7   Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at such Closing shall be reasonably satisfactory in form and substance to the Investors participating in such Closing and their special counsel, and such Investors and their special counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

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            4.8   Opinion of Company Counsel. Each Investor shall have received from Morrison & Foerster, counsel for the Company, an opinion, dated as of such Closing, in substantially the form attached hereto as Exhibit C, with such changes therein as may be appropriate for such opinion to: (i) refer accurately to the securities being purchased by it at such Closing, (ii) reflect any changes in the capitalization of the Company, (iii) reflect any changes in the list of attorneys named therein, (iv) reflect any amendments to the agreements and other documents referenced therein and (v) properly reference the correct Closing for which the opinion is being delivered.

            4.9   Stockholders Agreement. The Company, each Investor, BAPEF Investments XII Ltd. ("BAPEF"), Mercantile Capital Partners I, L.P. ("MCP"), Asia Internet Investment Group I, LLC ("AIIG"), Phillip Kelly, John Cantillon and Dennis Smith (Messrs. Kelly, Cantillon and Smith being referred to herein as the "Founders") shall have entered into the Stockholders Agreement in the form attached hereto as Exhibit D (the "Stockholders Agreement") on or prior to the date of the First Closing, and such agreement shall be in full force and effect.

            4.10   Convertible Securities Exchange Agreement. The Company, BAPEF, MCP, AIIG and the Founders shall have entered into the Convertible Securities Exchange Agreement, substantially in the form attached hereto as Exhibit E (the "Convertible Securities Exchange Agreement") on or prior to the date of the First Closing, and such agreement shall be in full force and effect.

            4.11   Amended Bylaws. The Board of Directors shall have adopted amended Bylaws in the form attached hereto as Exhibit F and such Bylaws shall be in full force and effect.

            4.12   Board of Directors. The size of the Board of Directors shall be fixed at seven persons. As of the First Closing, the directors of the Company shall be Phillip Kelly, Dennis Smith, Bruno Seghin, Jean Salata, I. Steven Edelson, Robert Schwartz and Ramin Kamfar, as provided in the Stockholders Agreement.

            4.13   Key Person Life Insurance. The Company shall have obtained, at its expense, "key person" life insurance insuring the lives of each of the Founders and insurance policies covering the liabilities of its directors and officers, and such insurance policies shall be in full force and effect.

            4.14   Exchange of Securities. As of the date of the First Closing, all of the Series 2-A Preferred Stock, Series 3-A Preferred Stock, Series A Convertible Notes and Series B-1 Exchangeable Notes (collectively, the "Convertible Securities") and Series B Warrants and Series B-1 Warrants (the "Series B Warrants") of the Company held by BAPEF, MCP, AIIG and the Founders shall have been exchanged for shares of Series 4-A Preferred Stock (or converted into shares of Series 3-A Preferred Stock which is then immediately exchanged for shares of Series 4-A Preferred Stock) in accordance with the provisions of the Convertible Securities Exchange Agreement (the "Exchange").

            4.15   Outstanding Convertible Securities and Series B Warrants. After giving effect to the First Closing, the Second Closing and the Exchange, the total number of shares of Common Stock which are issuable upon the conversion or exercise of all issued and outstanding

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Convertible Securities and Series B Warrants shall not exceed 5% of the total issued and outstanding share capital of the Company, on a fully diluted basis. Further, after giving effect to the First Closing, the Second Closing and the Exchange, there shall be no shareholder of the Company (other than the Investors, BAPEF, MCP, AIIG, the Founders, any affiliates of the foregoing parties, any stockholder holding in street name which has not identified itself to the Company in accordance with Section 13(d) of the 1934 Act and any other stockholder which acquires more than 1% of the total issued and outstanding share capital of the Company, on a fully diluted basis, through transactions on any stock exchange or automated quotation system on which the Company's shares are traded and which has not informed the Company of such transactions) which beneficially owns more than 1% of the total issued and outstanding share capital of the Company, on a fully diluted basis. For purposes of this Agreement, "on a fully diluted basis" means taking into account the issued and outstanding Common Stock, plus (i) such number of shares of Common Stock as may be purchased upon the exercise of outstanding warrants and of options granted or authorized under any Company stock option, stock issuance or stock purchase plan and (ii) such number of shares of Common Stock issuable upon the conversion of all outstanding convertible, exchangeable or exercisable securities at a conversion price which shall take into account (if the computation is to be made after giving effect to the First Closing) any adjustment resulting from the issuance of the Series 4-A Preferred Stock to the Investors.

            4.16   Registration Rights Agreement. The Company, the Founders, MCP, AIIG and BAPEF shall have entered into the Registration Rights Agreement in the form attached hereto as Exhibit G (the "Registration Rights Agreement") on or prior to the date of the First Closing, and such agreement shall be in full force and effect.

            4.17   Schedule of Exceptions. Any new information provided through amendments or updates to the Schedule of Exceptions made as contemplated by the introductory paragraph of Section 2 at or prior to the date of such Closing shall not in the judgment of such Investor materially adversely affect the financial conditions, properties, business, operations, assets, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

5.            Conditions to Investors' Obligations at the Second Closing.

            The obligations of each Investor under Section 1.2(c) of this Agreement with respect to the Second Closing are subject to the fulfillment on or before the Second Closing of each of the conditions specified in Section 4 above and the condition specified below, the waiver of which shall not be effective against any Investor who does not consent thereto:

            5.1   Achievement of Second Closing Milestone. The following shall have occurred:

                        (a)   the Company shall have executed up to three contracts with bona fide third party clients, or expanded the scope of contracts with existing clients, which contracts shall generate revenues (or in the case of expanded existing contracts shall generate additional revenues) of not less than U.S.$10 million in the aggregate; provided, that if there is any disagreement as to whether the foregoing milestone has been achieved, the Board of Directors

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shall determine the matter upon the vote of a simple majority of the members of the Board at a duly called meeting at which a quorum is present (the "Second Closing Milestone"); and

                        (b)   each Initial Investor shall have received within sixty (60) days of the date of the last of such contracts, which, together with the other contracts referenced in (a) above, generates aggregate revenues of not less than U.S.$10 million, written notice from the Company confirming that the Second Closing Milestone has been achieved and specifying the date for the Second Closing in accordance with Section 1.2(c) (the "Second Closing Milestone Notice").

6.            Conditions to the Company's Obligations at Each Closing.

            The obligations of the Company to each Investor with respect to each Closing at which such Investor purchases any shares of Series 4-A Preferred Stock and Warrants hereunder are subject to the fulfillment on or before the Closing of each of the following conditions by that Investor:

            6.1   Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

            6.2   Payment of Purchase Price. The Investor shall have delivered the purchase price specified in Section 1.1 for the number of shares of Series A-4 Preferred Stock and Warrants set forth opposite such Investor's name on Schedule 1 hereto in relation to the relevant Closing.

7.            Miscellaneous.

            7.1   Survival of Representations, Warranties and Covenants. The warranties, representations and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall remain in full force and effect for a period of two years following the applicable Closing.

            7.2   Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            7.3   Use of Proceeds. The Company shall cause the entire proceeds from the issue and sale of the Series 4-A Preferred Stock and Warrants to be used for reasonable expenses incurred in connection with the transactions contemplated in this Agreement, including, without limitation, the Exchange referenced in Section 4.14 above and the Offer and Prepayment referenced in the Stockholders Agreement, and for working capital to facilitate its expansion in the outsourcing business in Asia and to strengthen its balance sheet so as to assist the Company in its efforts to attract new customers.

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            7.4   Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. Any controversy or claim arising out of or relating to this Agreement (including, without limitation, the interpretation, performance, breach or termination thereof) will be settled by arbitration in San Francisco, California, administered by the American Arbitration Association ("AAA") in accordance with its then-current Commercial Arbitration Rules except insofar as such rules conflict with this Section, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration will be conducted by three arbitrators, one appointed by the party or parties commencing the proceeding, one appointed by the party or parties in opposition, and the third by the two arbitrators so appointed, provided that if such two arbitrators cannot agree on a chairman, he shall be appointed by the AAA, and provided, further, that if the dispute is such that one or more of the parties to the dispute believes that the dispute is such that the disputing parties cannot fairly be divided into two groups as above contemplated, such party may make application to the AAA and if the AAA concurs in such conclusion, the AAA shall appoint the chairman of the panel and the chairman shall appoint the other two members of the panel after consultation with all of the parties to the dispute. All papers, documents, evidence (whether written or oral) and other information and materials filed with or presented to the arbitrators will be in the English language and will constitute confidential information, and neither the parties nor the arbitrators will disclose any such information or materials except as necessary in connection with the arbitration or as required by applicable law. Any demand for arbitration, requests for discovery and other notices in connection with the arbitration may be served in the English language in accordance with the notice provisions of this Agreement, and each party waives any right to any other form of notice, other means of delivery or translation into any other language. The parties will be entitled to discover all information and materials reasonably necessary for a full understanding of any issues reasonably raised in the arbitration. They may use all methods of discovery permitted under the U.S. federal rules as applied in the Northern District of California, including, without limitation, depositions, requests for admissions, interrogatories and requests for production of documents. The time period for compliance will be set by the arbitrators. The arbitrators will have the authority to award any remedy or relief that a U.S. federal court could order or grant, including, without limitation, monetary damages, injunctive or other equitable relief, and sanctions for abuse or frustration of the arbitration process, provided that the arbitrators shall not have the authority to award punitive damages. The arbitrators will issue a written explanation of the reasons for the award, and a full statement of the facts found and rules of law applied in reaching their decision. Notwithstanding the foregoing, each party will have the right to a preliminary injunction or other interim relief, pending a final award by the arbitrators, in any court of competent jurisdiction in connection with any arbitrable claim or controversy, but only to the extent that such interim relief is intended to preserve the adequacy or sufficiency of any final award granted by the arbitrators.

            7.5   Acknowledgement. Each party hereto acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel;

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and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

            7.6   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page to this Agreement or any amendment thereto delivered by fax machine or telecopy machine shall be binding to the same extent as an original signature page. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party requesting it.

            7.7   Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            7.8   Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) seven (7) days after having been sent by registered or certified air mail, return receipt requested, postage prepaid; or (iv) three (3) days after deposit with an internationally recognized express courier, specifying highest priority delivery, with written verification of receipt, to the address or facsimile number set forth beneath the name of each party below (or to such other address or facsimile number as such party may designate by ten (10) days advance written notice to the other party hereto). Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.

            7.9   Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

            7.10   Expenses. Irrespective of whether the First Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the First Closing is effected, the Company shall pay for all expenses, including legal expenses, investment audit expenses and due diligence-related expenses incurred by the Initial Investors, up to a maximum amount of U.S.$100,000 in the aggregate.

            7.11   Amendments and Waivers. Subject to the provisions of Section 4, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the

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written consent of the Company and the holders of a majority of the Series 4-A Preferred Stock to be purchased hereunder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

            7.12   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

            7.13   Indemnification.

                        (a)   To the extent permitted by law, the Company will indemnify and hold harmless each Investor against any losses, claims, damages or liabilities (joint or several) to which they may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any material breach of or inaccuracy in any representation or warranty by the Company in Section 2 of this Agreement as of the date such representation or warranty was made (a "Violation"); provided, however, that the indemnity agreement contained in this Section 7.13(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company.

                        (b)   Promptly after receipt by an indemnified party under this Section 7.13 of actual knowledge of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against the Company, deliver to the Company a written notice of the commencement thereof (the "Indemnification Notice") and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Company, if representation of such indemnified party by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. In addition to the restrictions contained in Section 7.13(d), the failure to deliver an Indemnification Notice to the Company within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Company of any liability to the indemnified party under this Section 7.13 to the extent of such prejudice.

                        (c)   Notwithstanding the foregoing, in no event shall any indemnity payable by the Company under this Section 7.13 exceed the aggregate purchase price for the Series 4-A Preferred Stock and Warrants acquired by the Investor being indemnified pursuant to this Agreement. Further, the Company shall have no obligations under this Section 7.13 to indemnify any Investor unless and until the actual aggregate losses incurred by all Investors arising out of or based upon one or more Violations as provided for in Section 7.13(a), from the date of the First Closing on a cumulative basis, are at least U.S.$100,000.

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                        (d)   The Company shall not be required to indemnify any Investor under this Section 7.13 in respect of any Violation as to which the Company has not received, within six months of the First Closing, an Indemnification Notice, except with respect to Violations arising in connection with the representations and warranties contained in Sections 2.1, 2.2, 2.7 or 2.12 for which the Company's indemnification obligations shall continue until the applicable statute of limitations has run in respect thereof.

            7.14   Reverse Stock Split.

                        (a)   The Company hereby undertakes and agrees to effect a reverse stock split (the "Reverse Stock Split") of its issued and outstanding Common Stock at an exchange ratio of twenty to one within thirty (30) days of the First Closing. The Company shall promptly provide each Initial Investor with written notice of the completion of the Reverse Stock Split by the filing of a Certificate of Amendment of the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split (the "Reverse Stock Split Notice").

                        (b)   The Initial Investors shall be entitled to hold an aggregate of U.S.$250,000 from the aggregate purchase price payable at the First Closing (the "Retained First Closing Purchase Price") until their receipt of the Reverse Stock Split Notice, at which time the Initial Investors shall promptly cause the Retained First Closing Purchase Price to be paid to the Company by certified check, wire transfer or any combination thereof. If the Initial Investors have not received a Reverse Stock Split Notice within 120 days after the First Closing, they shall be entitled to retain the Retained First Closing Purchase Price, regardless of whether the Reverse Stock Split is effected thereafter, as damages to compensate the Initial Investors for the Company's failure to put into effect the Reverse Stock Split within 120 days of the First Closing.

            7.15   Further Assurances. Each Investor and the Company shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

            7.16   Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY: VSOURCE, INC.
By:	/S/ DENNIS SMITH Name: Dennis Smith Title: Chief Financial Officer

Address:	Vsource, Inc. 16875 West Bernardo Drive Suite 250 San Diego, California 92127 USA Attn: Chief Financial Officer
Facsimile:	1 (858) 618-5904
with a copy to:
Address:	Vsource (Asia) Ltd Unit 501, AXA Centre 151 Gloucester Road, Wanchai Hong Kong Attn: General Counsel
Facsimile:	(852) 2523-1344

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INVESTOR: CAPITAL INTERNATIONAL ASIA CDPQ INC.
By:	/S/ JEAN LAMOTHE Name: Jean Lamothe Title: ________________________________	By:	/S/ HARASHAWARDHAN SABALE Name: Harshawardhan Sabale Title:_____________________________________

Address:	Capital International Asia CDPQ Inc. 1155 Rene-Levesque Blvd. West Suite 4000 Montreal, Canada H3B 3V2
Facsimile:	c/o CDP Asia Investments, Inc. (852) 2877-3830
with a copy to:
Address:	Jeffrey S. Wood Debevoise & Plimpton 13/F Entertainment Building 30 Queen's Road Central Hong Kong
Facsimile:	(852) 2810-9828

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INVESTOR: QUILVEST ASIAN EQUITY LTD.
By:	/S/ BRUNO SEGHIN Name: Bruno Seghin Title: ______________________________	By:

Address:	Quilvest Asian Equity Ltd. Suite 5408 Central Plaza 18 Harbour Road Wanchai, Hong Kong
Facsimile:	(852) 2526-0238
with a copy to:
Address:	Jeffrey S. Wood Debevoise & Plimpton 13/F Entertainment Building 30 Queen's Road Central Hong Kong
Facsimile:	(852) 2810-9828

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EXHIBIT A
CERTIFICATE OF DESIGNATION

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EXHIBIT B
FORM OF WARRANT

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EXHIBIT C
OPINION OF COUNSEL

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EXHIBIT D
STOCKHOLDERS AGREEMENT

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EXHIBIT E
CONVERTIBLE SECURITIES EXCHANGE AGREEMENT

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EXHIBIT F
AMENDED BYLAWS

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EXHIBIT G
REGISTRATION RIGHTS AGREEMENT